Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, President	Traded: OTC Markets (GDPM)
Joe Leary, Interim-CFO

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM AMENDS

UNSECURED NOTES AND PREFERRED STOCK EXCHANGE OFFERS

HOUSTON, February 5, 2016 /PRNewswire/ — Goodrich Petroleum Corporation (OTC Markets: GDPM) (the “Company”) today announced that pursuant to comments received by the Securities and Exchange Commission (“SEC”), it has amended its offers to exchange (previously announced on January 26, 2016) newly issued shares of common stock, par value $0.20 per share (the “Common Stock”), for any and all of its outstanding unsecured notes (the “Existing Unsecured Notes”) (the “Unsecured Notes Exchange Offers”) and for any and all shares of its Existing Preferred Stock (as defined below) (the “Preferred Exchange Offers,” and together with the Unsecured Notes Exchange Offers, the “Exchange Offers”).

Unsecured Notes Exchange Offers

The exchange ratio for the Existing Unsecured Notes remains the same as previously announced, as the Company is offering to exchange, upon the terms and subject to the conditions of the Unsecured Notes Exchange Offers, the following consideration (the “Unsecured Notes Exchange Consideration”) in newly issued shares of Common Stock to all holders of its Existing Unsecured Notes under the following exchange ratios:

•	800.635 shares of Common Stock per $1,000 principal amount of the 8.875% Senior Notes due 2019;

•	800.635 shares of Common Stock per $1,000 principal amount of the 3.25% Convertible Senior Notes due 2026;

•	800.635 shares of Common Stock per $1,000 principal amount of the 5.00% Convertible Senior Notes due 2029;

•	800.635 shares of Common Stock per $1,000 principal amount of the 5.00% Convertible Senior Notes due 2032; and

•	1601.270 shares of Common Stock per $1,000 principal amount of the 5.00% Convertible Exchange Senior Notes due 2032.

However, under the terms of the original Unsecured Notes Exchange Offers, tendering holders would have received, in addition to the Unsecured Notes Exchange Consideration, (i) any unallocated shares resulting from (a) non-participation in the Preferred Exchange Offers by holders of Existing Preferred Stock or (b) failure of the holders of each series of Existing Preferred Stock to approve amendments to the Company’s Certificates of Designation of each of the four series of Existing Preferred Stock at the Special Meeting to provide the Company with the ability to require the mandatory conversion of the Company’s outstanding shares of Existing Preferred Stock into shares of Common Stock; and (ii) any unallocated shares resulting from non-participation in the Unsecured Notes Exchange Offers by holders of Existing Unsecured Notes. Pursuant to the amended Unsecured Notes Exchange Offers, the exchange ratio applicable to tendering holders of Existing Unsecured Notes will remain unchanged, but such holders, in contrast to the original Exchange Offers, will not be eligible to receive any consideration in excess of the fixed Unsecured Notes Exchange Consideration. The unallocated shares resulting from non-participation will not be issued, resulting in fewer outstanding shares and a higher percentage ownership of the total share count for all participating parties.

Preferred Exchange Offers

The exchange ratio for the Existing Preferred Stock remains the same, as previously announced, as the Company is offering to exchange, upon the terms and subject to the conditions of the Preferred Exchange Offers, newly issued shares of Common Stock to all holders of any and all issued and outstanding shares of the Existing Preferred Stock under the following exchange ratios:

•	8.899 shares of Common Stock per share of the Company’s 5.375% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”);

•	4.449 shares of Common Stock per depositary share, each representing 1/1000th share of the Company’s 10.00% Series C Cumulative Preferred Stock (such depositary shares, the “Series C Preferred Stock”);

•	4.449 shares of Common Stock per depositary share, each representing 1/1000th of a share of the Company’s 9.75% Series D Cumulative Preferred Stock (such depositary shares, the “Series D Preferred Stock”); and

•	5.188 shares of Common Stock per depositary share, each representing 1/1000th of a share of Series E Preferred Stock (such depositary shares, the “Series E Preferred Stock” and, together with the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the “Existing Preferred Stock”).

Georgeson, Inc. is acting as the Information Agent and American Stock Transfer & Trust Company, LLC is acting as the Exchange Agent for the Amended Exchange Offers.

The Amended Exchange Offers are scheduled to expire at 5:00 p.m., New York City time, on February 24, 2016, unless extended.

The description of the Exchange Offers and the Amended Exchange Offers in this press release is only a summary and is qualified in its entirety by all of the terms and conditions of the set forth in the offers to exchange, the letters of transmittal and related materials filed with the Securities Exchange Commission. The complete terms and conditions of the Amended Exchange Offers are set forth in the amended and restated offers to exchange and related amended and restated letters of transmittal that are being sent to holders of the Existing Preferred Stock and Existing Unsecured Notes. Copies of the amended and restated offers to exchange and amended and restated letters of transmittal may be found on the Company’s website at www.goodrichpetroleum.com and may be obtained from the Exchange Agent or the Information Agent for the Exchange Offers as follows:

•	Georgeson, Inc., at 888-607-6511 (toll free) or www.georgeson.com

•	American Stock Transfer & Trust Company, LLC, at (877) 248-6417 (toll free) or (718) 921-8317 or www.americanstocktransfer.com

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING PREFERRED STOCK OR EXISTING UNSECURED NOTES NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFERS. THE COMPANY IS MAKING THE PREFERRED EXCHANGE OFFERS AND UNSECURED NOTES EXCHANGE OFFERS ONLY BY, AND PURSUANT TO THE TERMS OF, THE AMENDED AND RESTATED OFFERS TO EXCHANGE AND THE AMENDED AND RESTATED LETTERS OF TRANSMITTAL. THE PREFERRED EXCHANGE OFFERS AND UNSECURED NOTES EXCHANGE OFFERS, AS AMENDED, ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFERS MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFERS. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the OTC Markets.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494